UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 9, 2013

American Water Works Company, Inc.

(Exact Name of Registrant as Specified in Charter)

Commission File Number: 001-34028

Delaware (State or other jurisdiction of incorporation)	51-0063696 (IRS Employer Identification No.)

1025 Laurel Oak Road

Voorhees, NJ 08043

(Address of principal executive offices, including zip code)

(856) 346-8200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

American Water Works Capital Corp. (“AWCC”) is the wholly-owned finance subsidiary of American Water Works Company, Inc. (the “Company” or the “parent company”). The Company has, from time to time in investor and analysts conferences and earnings conference calls, addressed the adverse effect of “parent company interest cost” on the Company’s return on equity. This parent company interest cost results from intercompany loans, including both long term, fixed rate loans and short term, variable rate loans, from AWCC to the parent company. A majority of the parent company’s borrowings under these loans replaced earlier borrowings originally incurred by the parent company as part of the acquisition financing strategy of the Company’s prior owners. The total parent company borrowings and the composition of the borrowings have changed from quarter to quarter based upon the parent company’s financial resources and needs. As of June 30, 2013, the parent company’s total borrowings from AWCC were $1.079 billion. A portion of these borrowings were funded by AWCC out of the proceeds of AWCC’s $750 million principal amount of 6.085% Senior Notes due 2017 (the “Notes”), and the parent company is obligated to pay principal and interest to AWCC in the amount necessary to enable AWCC to meet its debt service obligations with respect to the Notes. Because the parent company borrowings are not a source of capital for the Company’s regulated subsidiaries, the Company is not able to recover the interest charges on parent company debt through regulated water and wastewater rates.

As more fully described in Item 8.01 and Exhibit 99.1 to this Form 8-K, AWCC has commenced a tender offer to purchase up to $300,000,000 principal amount of the Notes. As a result of related intercompany transactions, parent company borrowings incurred in connection with AWCC’s sale of the Notes will be reduced by an amount equivalent to the principal amount of Notes purchased in the tender offer. However, it is expected that AWCC will fund the purchase price of the Notes and transaction costs in the tender offer initially through funds derived from the sale of commercial paper or, if necessary, through its revolving credit facility; concurrently, through an intercompany loan, the parent company will incur short term, variable rate obligations to AWCC (the “new parent company short-term obligations”) in a principal amount equal to the principal amount of, and subject to the same variable rates as is applicable to, AWCC’s commercial paper or revolving credit borrowings. Thereafter, AWCC intends to replace its commercial paper or revolving credit facility obligations with one or more term loans, and it concurrently will lend proceeds of the term loans under similar payment terms to the parent company, providing the parent company with financial resources to repay the new parent company short-term obligations. As a result of these transactions, the total parent company borrowings will increase; the reduction in parent company borrowings that indirectly will result from the purchase of the Notes accepted for payment by AWCC will be more than offset by new parent company borrowings in an amount equal to AWCC’s borrowings to fund the purchase price of the Notes and transaction costs in the tender offer.

While parent company debt is expected to increase as a result of the tender offer, the Company anticipates that parent company interest obligations to AWCC will decrease. Based on the current interest rate environment, the Company anticipates that AWCC’s interest charges under the commercial paper or revolving credit facility obligations it incurs in connection with the tender offer, and the identical interest obligations to be incurred by the parent company in its concomitant borrowings from AWCC, will be meaningfully less than the interest charges on the purchased Notes. The Company also anticipates that AWCC, and, as a result, the parent company in its concurrent borrowings from AWCC, will be able to realize a net decrease in interest charges as compared to the interest charges under the Notes purchased in the tender offer at such time as AWCC replaces the commercial paper or revolving credit facility obligations with one or more term loans. However, the Company also anticipates that interest charges under such term loans, and, therefore, the interest obligations to be incurred by the parent company in its concomitant borrowings from AWCC, will be greater than the interest charges related to the commercial paper or revolving credit facility obligations.

The information in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any American Water filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Cautionary Statement Concerning Forward-Looking Statement

Certain statements in this Form 8-K are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are predictions based on the current expectations and assumptions regarding future events and relate to, among other things, the availability of term debt to replace the commercial paper or revolving credit facility obligations expected to be incurred with respect to the tender offer, and the interest rate on both the commercial paper or revolving credit facility obligations and the subsequent term loans. Actual results could differ materially because of factors such as the termination or expiration of the tender offer without the purchase of any Notes by AWCC, adverse changes in the interest rate environment, adverse changes in the debt markets, the inability to secure term loan financing, and other factors addressed in the Company’s SEC filings.

Item 8.01	Other Events.

On September 9, 2013, AWCC and AWCC’s lenders under its revolving credit facility agreed to increase the commitments under the facility from $1 billion to $1.25 billion. In addition, the maturity of $1.11 billion under the revolving credit facility has been extended from the original maturity date of October 2017 to October 2018. The changes to the credit facility, which were effected in accordance with the existing terms of the facility, will be used for general corporate purposes. Other than the extension of the maturity date and the increased amount of the facility, the terms and conditions of the facility are unchanged.

The Company also increased its commercial paper program from $700 million to $1 billion and added an additional commercial paper dealer.

In addition, on September 10, 2013, the Company issued a press release announcing that AWCC is commencing a tender offer for up to $300 million of its 6.085% Senior Notes due 2017 and summarizing certain terms of the tender offer. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release, dated September 10, 2013, issued by American Water Works Company, Inc.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

By:	/s/ Kellye L. Walker
Name:	Kellye L. Walker
Title:	Chief Administrative Officer,
General Counsel and Secretary

Date: September 10, 2013